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                                                                   Exhibit 10.32



                                 AMENDMENT ONE
                                       TO
                               LICENSE AGREEMENT



This is an Amendment to an Agreement (the "Agreement") made as of 20 June, 1994 between SIDRABE, a Latvian corporation, having a principal place of business at Riga, Latvia, (the "Licensor"), and SHELDAHL, INC., a Minnesota corporation, having a principal place of business at Northfield, Minnesota, (the "Licensee") and is entered into as of September 14, 1994 by Licensor and Licensee.


1.  Article II of the Agreement is amended by adding the following sections:

     "SECTION 2.3 FURTHER LICENSE GRANT. The Licensor further hereby grants to Licensee a nontransferable, exclusive, perpetual license to use Licensor's technical information and other technology existing at the date hereof to put metals with a thickness of 0.1 microns to 5 microns on flexible polymeric substrates in order to produce and sell products, including without limitation the ability to put active and passive electronic components on thin substrates. "Metals" as used in this Section 2.3 include, without limitation, copper, aluminum, chrome and lithium, and composites of one or more metals. "Products" as used in this Section 2.3 include, without limitation, flexible composites of metals and films, flexible printed circuits, Multichip Modules, single and several chip packages, batteries and displays for use within the electrical interconnect industry.

     SECTION 2.4 FUTURE DEVELOPMENTS. If Licensor shall develop new technical information and technology of the kind described in Section 2.3 (as distinguished from modifications and improvements of such technical information and technology existing at the date hereof), Licensor will first offer the right to License such technical information and technology to Licensee for use in the production and sale of products within the electrical interconnect industry. If within 90 days after Licensor has notified Licensee in writing of the new development Licensee advises Licensor of Licensee's interest in the further license, the parties will negotiate in good faith to agree upon a commercially reasonable License Agreement covering the new technical information and technology.

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     SECTION 2.5  INTERCHANGE OF INFORMATION.  To assure a continuous and free interchange of information concerning Licensor Improvements, Licensee Improvements and new technical information and technology developments, the parties hereby establish a Joint Technical Advisory Board made up of two technically trained and experienced employees from each party. The Joint Technical Advisory Board shall meet not less than two times each year. At those meetings the parties shall advise each other thoroughly regarding Licensor Improvements, Licensee Improvements and new technical information and technology improvements since the preceding meeting. Neither party shall be obligated to disclose information to the other party if (i) the information was provided by an independent third party subject to a nondisclosure or confidentiality agreement or (ii) restrictions on disclosure of the information exist by virtue of other agreements to which the party having the information is bound."



2.  Section 4.0 of the Agreement is amended to read as follows:

     "SECTION 4.0 LUMP SUM PAYMENTS. In consideration of the Licensor's furnishing the Technical Information and services to the Licensee relating to the Licensed Products as set forth in Article III and for the licenses granted to the Licensee under Section 2.1 and as may be granted pursuant to Section 3.7, the Licensee shall pay to the Licensor an annual licensing fee of $50,000. For the year of 1994 this fee shall be payable at the rate of $10,000 per week for five weeks, the first payment of $10,000 being made upon the execution date of this Agreement with all subsequent annual payments of $50,000 being paid in a lump sum on each subsequent January 15, beginning on January 15, 1995, and continuing throughout the term of this Agreement. However, the entire License Fee will become immediately due and payable upon the Licensor's termination of this agreement under Article IX.

     In consideration of the Licensor's furnishing technical information and services to the Licensee relating to technical information and technology described in Section 2.3 and for the license granted to the Licensee under
Section 2.3, the Licensee shall pay to Licensor the following licensing fees:

     $100,000 at the execution of this Amendment, receipt of which is acknowledged by Licensor;

     $50,000 on February 1, 1995;

     $50,000 on August 1, 1995; and

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          An amount equal to 3% of the sales by Sheldahl of materials manufactured by Licensee using Licensor's technology described in Section 2.3, up to a maximum of $10,000,000 of such sales (a maximum of $300,000 in additional licensing fees). Payment of such amount shall be made annually on or before March 1 for sales made during the preceding calendar year.


          That license fees provided in this Section 4.0 shall be paid in United States currency by money transfer to the following account of the Licensor:
     UNIBANC A/S, STAUNINGS PLADS 1-3, COPENHAGEN, DK-1786 COPENHAGEN V, DENMARK FOR RIGA BANK ACCOUNT NO. 5005568953 IN FAVOR OF A/P "SIDRABE" ACCOUNT NO. 0700311."

3. The rights, obligations, representations and commitments of the parties relating to the Technical Information and Licensed Products set forth in Articles III, V, VI, VII and VIII of the Agreement shall in all respects extend to and be applicable to the license granted in, and the technical information and technology described in, Section 2.3.

4. Except as set forth in this Amendment, the Agreement shall continue in full force and effect.


                                   EXECUTION
                                   ---------

In consideration of the foregoing terms and conditions, Licensor and Licensee have executed this Amendment as of the date first written above.


                              SIDRABE


                              By    /s/ Edgar Yadin
                                 ---------------------------

                              Its     President
                                  --------------------------


                              SHELDAHL, INC.


                              By    /s/ Ross P. Miller
                                 ---------------------------

                              Its  Vice President - Europe
                                  --------------------------

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